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                                                                  EXHIBIT 10.7.3


                                                               Execution Version






                              AFFILIATION AGREEMENT
                          FOR DBS SATELLITE EXHIBITION
                          OF CABLE NETWORK PROGRAMMING









                                  DIRECTV, INC.

                                       and

                         CROWN MEDIA UNITED STATES, LLC
                  (formerly known as ODYSSEY HOLDINGS, L.L.C.)


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                                                               Execution Version


                              AFFILIATION AGREEMENT

                          FOR DBS SATELLITE EXHIBITION

                          OF CABLE NETWORK PROGRAMMING


         AGREEMENT, made as of this 6th day of March, 2000, by and between Crown Media United States, LLC, a Delaware limited liability company ("Programmer"), and DIRECTV, INC., a California corporation ("Affiliate").

         WHEREAS:

         A. Affiliate has established a direct broadcast service ("DBS") satellite-based television system in North America;

         B. Affiliate desires to obtain the rights to distribute "Odyssey" (the "Service," as defined in Section 1(b) below) via the DBS Distribution System (as defined in Section 1(a) below) in the United States, its territories and possessions, including Puerto Rico (the "Territory"); and

         C. Affiliate is a party to that certain DBS Distribution Agreement, dated April 10, 1992, as amended, with the National Rural Telecommunications Cooperative ("NRTC") for the distribution to subscribers in certain counties and zip codes in the United States of programming via the DBS Distribution System.

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

         1. Grant of Rights.

                  (a) Distribution; Certain Definitions. Programmer hereby grants to Affiliate (which as used for all purposes in this Agreement shall mean DIRECTV, (which shall include its designee, the NRTC and/or its members) the nonexclusive right to distribute the Service in the Territory via the DBS Distribution System to DIRECTV Subscribers via televisions, personal computers or other authorized reception devices and platforms when such computer, devices and platforms are used as television monitors during the Term (as defined in Section 6(a) below) hereof. The term "DBS Distribution System" shall mean the distribution system for video and other programming services whereby the programming satellite signal or feed is received from Programmer's transponder source by a DIRECTV turnaround earth-station facility which compresses and processes the signal or feed and then uplinks it at one of the DIRECTV Frequencies on a DBS communications satellite (a "DBS Satellite") for transmission to DIRECTV Subscribers. "DIRECTV Frequencies" shall mean the DBS operating frequencies associated with an orbital location or locations, for which Affiliate or an Affiliated Company (as defined in Section 8(a) below) is the Federal Communications Commission ("FCC")-authorized permittee. "DIRECTV Subscribers" shall



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mean those customers (both residential and non-residential) authorized by
Affiliate to receive DBS service via the DBS Distribution System.

                  (b) The Service. The "Service" shall mean and consist of the national feed (or, if Programmer uses multiple feeds for the Service, such other of such multiple feeds designated by Affiliate) in the Territory of the programming service commonly known as "Odyssey Network," which shall consist of programming focused on today's family and multi-faith inspirational programming, including classic movies, original programming (with its first run on the Service) and programming for personal and spiritual growth from Hallmark Entertainment, Jim Henson Company, Odyssey and other entities, as represented by the programming schedule set forth on Exhibit A hereto and incorporated herein by reference, presented on a 24-hour per day, 7 days a week schedule. The selection, rescheduling, substitution and withdrawal of any program or portion thereof contained in the Service shall remain within the sole discretion and control of Programmer subject to Section 6(c)(i) below. The Service shall be delivered to DIRECTV in its entirety, meaning that the programming on the Service, as received by any Service Subscriber at a given point in time, shall be the same as the programming received by all other subscribers to the Service at such point in time, provided that Programmer may transmit multiple feeds of the Service for different time zones. All rights and title in and to the entire contents of the Service, including, but not limited to, films and recordings thereof, title or titles, names, trademarks, concepts, stories, plots, incidents, ideas, formulas, formats, general content and any other literary, musical, artistic, or other creative material included therein shall, as between Programmer and Affiliate, remain vested in Programmer. Programmer and Affiliate agree that "Infomercials," defined as program-length direct sales commercials or programming, including, but not limited to, "sponsor-owned promotional programming," shall not comprise more than twenty (20) hours of programming of the Service in each week and shall be appropriate for family viewing. Anything herein to the contrary notwithstanding, Infomercials shall only be broadcast during the hours between 12:00 midnight and 9:00 a.m. Eastern Time for the East Coast feed, or between 12:00 midnight and 9:00 a.m. Pacific Time for the West Coast feed. Programmer's inclusion of Infomercials in the Service shall be subject to Section 1(d) below. If Programmer does not provide the Service in its entirety to Affiliate (i.e., the programming received by any subscriber to the Service at a given point in time is different from the programming received by any Service Subscriber at such point in time except for multiple feeds for different time zones), then, in addition to any other remedies available to Affiliate, at law or in equity, Affiliate shall have the right to receive, exhibit, distribute, and authorize the reception of the programming included in the Service as provided to Affiliate and/or such additional programming provided to any other subscriber to the Service. Programmer shall not propose or impose upon Affiliate, nor shall Affiliate be obligated to pay, any surcharge or other cost (other than the License Fees provided for in Section 2 hereof) for receipt and distribution of the Service.

                  (c) Other Distribution Obligations. In addition, the parties agree as follows:



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                        (i) Subject to Programmer's obligations hereunder and
Affiliate's rights under Section 17, Affiliate shall distribute the Service on a full time basis as transmitted by Programmer, in its entirety, in the order and at the time transmitted by Programmer without any intentional and willful editing, delays, alterations, interruptions, deletions or additions (excepting Affiliate's commercial or other announcements, as permitted by Section 3 hereof) and any insertions permitted pursuant to the provisions of Sections 1(d) hereof). Programmer acknowledges that the DBS Distribution System requires and applies digital compression and encryption processes prior to transmission and decryption and decompression processes upon reception and agrees that such processing does not constitute an alteration and/or other modification of the Service. No later than January 1, 2003, Programmer shall fully encrypt the satellite signal of the Service utilizing encryption technology commonly used in the satellite distribution industry. Programmer shall, at its sole expense, deliver the Service (as a turnaround, live feed) to DIRECTV from a domestic communications satellite in the Territory commonly used for transmission of television programming (or, at Programmer's option and expense, a fiber optic or other facility reasonably acceptable to DIRECTV) to DIRECTV's broadcast facilities located in Castle Rock, Colorado and Los Angeles, California ("Broadcast Facilities") or such other locations(s) as may be designated by DIRECTV to Programmer in writing. Programmer shall provide Affiliate with two receivers and decoders necessary to receive and decode the Service for each of Affiliate's broadcast facilities in Castle Rock, Colorado and Los Angeles, California.

                        (ii) Programmer and Affiliate shall use their respective commercially reasonable efforts to maintain for the Service a high quality of signal transmission in accordance with their respective technical standards and procedures. Programmer agrees to include closed-captioning of the audio portion of the Service as delivered by Programmer to DIRECTV in a manner sufficient to allow DIRECTV to comply with any closed-captioning obligations for the Service as may be imposed upon DIRECTV or Programmer by FCC (or other governmental) rules and regulations during the Term, as modified from time to time. Other than as required pursuant to the immediately preceding sentence. Affiliate shall have no liability in connection with Programmer's failure to prepare, insert or include closed-captioning in the Service as required by this Section 1(c)(ii). Accordingly, Programmer shall indemnify, defend and hold harmless Affiliate, as provided in Section 8 hereof, against and from any and all losses, liabilities, claims, costs (including without limitation, any costs of preparing and including closed-captioning in the Service), damages and expenses, including without limitation, fines, forfeitures, attorneys' fees, disbursements and court or administrative costs, arising out of Programmer's breach of this Section 1(c)(ii).

                  (d) Programming Guide. During the Term, Programmer shall provide the daily programming schedule for the Service (including any Infomercials contained therein) to Tribune Media Service in order that Affiliate may access the program schedule for purposes of the on-screen program guide. Programmer hereby represents and warrants that it currently does not allow any distributors to substitute commercial programming in lieu of infomercials ("Step-on-Rights"). In the event Programmer grants another distributor of the Service (the



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"Other Distributor") Step-on-Rights, then Programmer will promptly offer
Affiliate such Step-on-Rights pursuant to terms and conditions that are substantially similar to the terms and conditions directly related to the grant of the Step-on-Rights to the Other Distributor.

                  (e) VBI. Affiliate reserves all rights in and to the signal distribution capacity within the bandwidth of the Service as received at Affiliate's system, including, without limitation, the capacity related to the "vertical blanking interval" ("VBI"). Programmer acknowledges that Affiliate's standard procedures as of the date of this Agreement strip out or do not include any information (other than closed-captioning and voluntary ratings material) that Programmer may insert in the VBI, and Affiliate shall not be obligated to reconstruct or reinsert any such material on behalf of Programmer. While Affiliate currently provides voluntary rating information to Service Subscribers and currently intends to continue providing such information, Affiliate shall not be obligated to continue doing so unless required by law. Affiliate will provide Programmer thirty (30) days prior written notice if Affiliate discontinues providing voluntary rating information, provided such discontinuance must be based on reasonable business basis. Notwithstanding the foregoing, to the extent Programmer supplies closed-captioning for the hearing impaired within the VBI, such closed-captioning shall be contained in line 21 of field one of the VBI as established by FCC rules (or in such location as the FCC rules may permit from time to time), and Programmer hereby authorizes Affiliate to provide Service Subscribers with the ability to receive such closed-captioning and Affiliate agrees to pass such closed-captioning through to Service Subscribers.

                  (f) New Service. Subject to the limitations set forth in the last two sentences of this paragraph (f), Programmer agrees that it will not use the Service to nest or incubate another cable television programming service within the Service, nor will it "clone" the Service into a second cable television programming service by migrating programming from the Service to any such second service which is distributed by Programmer in the Territory unless Programmer provides any such second cable television programming service to Affiliate without requiring the payment of additional License Fees and Affiliate agrees to carry such second service. Notwithstanding the foregoing, Programmer may allow no more than two (2) of its top five (5) Nielsen rated primetime programs and no more than twenty-five percent (25%) of the programming on the Service, including such programs to be telecast either simultaneously or within a 24-hour period from initial telecast, as part of another program produced or controlled by Programmer; provided that portions of the Service (including entire programs) may appear on a time-shifted or delayed (e.g., at least 24 hours after initial telecast) on another channel or service, so long as the amount of such time-shifted or delayed programming shall not exceed twenty-five percent (25%) of the Service on a daily basis; provided that the foregoing limitations shall not apply to programming which does not appear on such other channels or service within thirty (30) days of its distribution on the Service. Affiliate is under no obligation or expectation to carry or transmit such second channel except as may be agreed to under negotiated terms and conditions between the parties. In the event that Programmer seeks to nest, incubate, or clone a second cable television programming service other than in accordance with the foregoing limitations, Programmer will provide prompt advance written notice to Affiliate and the parties shall



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discuss and Affiliate will consider Programmer's proposal in good faith, but in no event shall Affiliate be obligated to agree to such proposal or to waive any of its rights and remedies.

                  (g) Change of Satellite. In the event Programmer either (i) changes the satellite to which the Service is transmitted to a satellite or other transmission medium not susceptible to viewing or utilization by Affiliate's then-existing earth station equipment without affecting the receipt of the signals of any other programming or other services then received (or committed to be received) by such Affiliate, (ii) changes the technology used by Programmer to encrypt the Service to a technology not compatible with Affiliate's then-existing descrambling equipment, or (iii) compresses, digitizes or otherwise modifies the signal of the Service in such a manner that it cannot be received or utilized by Affiliate, then Affiliate shall have the right to discontinue carriage of the Service, immediately; provided that this right of discontinuance and deletion shall not apply to Affiliate if Programmer agrees to promptly reimburse Affiliate for (I) the cost to acquire and install equipment necessary for Affiliate to receive the signal of the Service from such new satellite or other transmission medium, and/or (II) the cost to acquire and install equipment necessary for Affiliate to descramble, receive and/or utilize the signal of the Service. Programmer agrees to provide Affiliate with at least ninety (90) days' prior written notice of a satellite or technology change as set forth in subsections (i) through (iii) above.

                  (h) On-Screen Logos. It is understood and agreed that Affiliate may superimpose a logo or "bug" in a corner of the screen identifying Affiliate over the programming of the Service; provided, however, that Affiliate's bug shall appear only intermittently during any portion of the Service, and provided further that Affiliate shall not delete the Service's own promotion bug or its on-screen graphics.

         2. Reports and Payments.

                  (a) Reports; Payments; Audit Rights. Within forty-five (45) days after the end of each month during the Term, Affiliate shall furnish Programmer a statement containing the number of "Service Subscribers" (defined as DIRECTV Subscribers authorized by Affiliate to receive the Service), as calculated by Affiliate as the average of the total number of Service Subscribers on the first and last day of the applicable month (the "Monthly Subscriber Level") together with payment of the License Fees, if any, in respect of such Service Subscribers, calculated pursuant to Section 2(b). Programmer shall accord confidential treatment to any information contained in the aforementioned statement in accordance with Section 15. At Programmer's written request no more than once per year, Affiliate shall provide Programmer a statement by Affiliate's Chief Financial Officer that certifies Affiliate's compliance with the provisions of this Section 2(a) and the accuracy of Affiliate's reports.

                  (b) License Fees. As full and complete compensation for Affiliate's right to distribute the Service, Affiliate shall pay to Programmer, on a monthly basis, for each Service Subscriber receiving the Service from Affiliate for such month, a "License Fee" determined pursuant to the rates set forth in Exhibit A attached hereto and incorporated



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herein. Said rates shall comply with all applicable Laws. As used herein, "Law"
shall mean any FCC and any other governmental (whether international, federal, state, municipal or otherwise) statute, law, rule, regulation, ordinance, code, directive and order, including without limitation, any court order. Notwithstanding anything to the contrary herein, Programmer acknowledges and agrees that there shall be no License Fee payable with respect to the distribution of the Service for a three (3) year period commencing on the Service Commencement Date (defined in Section 6(a) below).

                  (c) Late or Non-Payments. Any amounts not paid by Affiliate by the date payment is due pursuant to the first sentence of Section 2(a), shall accrue interest at the rate of one percent (1%) per month compounded monthly or at the highest lawful rate, whichever shall be the lesser, from the date such amounts were due until they are paid. If Programmer engages the services of any collection agency or independent legal counsel to collect past due fees owed to Programmer by Affiliate under this Agreement, Programmer shall be entitled to full reimbursement from Affiliate for all reasonable costs and expenses incurred in such collection efforts.

                  (d) Most Favored Nation. Programmer agrees that if, at any time during the Term, Programmer allows any other distributor to distribute the Service in the Territory or in any portion thereof by any technology whatsoever, (an "Other Distributor"), and if Programmer charges such Other Distributor service fees, provides volume discounts, penetration or other discounts, reductions, rebates, support, commissions, revenue sharing or caps, advertising availabilities, or channel position fees or limits payments, or offers to or provides other terms or conditions which effectively provide discounts to service fees or provide other rights of economic value, which, taken as a whole over the Term measured on an annual basis, are more favorable to such Other Distributor than to Affiliate ("Favored Fees"), then Programmer shall promptly notify Affiliate in writing of such Favored Fees and any conditions accepted by such Other Distributor in consideration for the grant of the Favored Fees (the "Conditions"). Affiliate shall be immediately entitled to incorporate into this Agreement the Favored Fees effective as of the first day of the month following the date on which Programmer first allows such Other Distributor to distribute the Service in exchange for the Favored Fees for that portion of the Term during which such Other Distributor receives such Favored Fees; provided, however, Affiliate's right to incorporate such Favored Fees shall be conditioned upon Affiliate's concurrent acceptance of any relevant and appropriate Conditions (such relevancy and appropriateness shall be subject to good faith negotiation by the parties). Nothing in the preceding sentence shall require Affiliate to incorporate the Favored Fees into this Agreement. At Affiliate's written request no more than once each calendar year, Programmer shall provide to Affiliate a statement by Programmer's Chief Financial Officer that , certifies Programmer's compliance with the provisions of this Section 2(d).

                  (e) Bulk Billing. Affiliate shall have the right to calculate License Fees with respect to the distribution of the Service to any location containing multiple sites such as rooms, units, seats, televisions, etc., at which the Service may be received at such multiple sites within the location, including, without limitation, hotels, motels, commercial office



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buildings, hospitals and other healthcare facilities, university dormitories, prisons, multiple dwelling facilities, commercial buses, ships, trains and oil rigs, bars and restaurants and similar commercial locations (each, a "Bulk-Rate Facility(ies)"for which Affiliate bulk bills, as follows: "Bulk Bill Service Subscribers" shall be included as Service Subscribers under Section 2(b) above, and such Bulk Bill Service Subscribers shall be calculated monthly by dividing Affiliate's total monthly revenues received (net of applicable taxes, refunds and rebates) from each account at Bulk-Rate Facilities attributable to the level of service received at the Bulk-Rate Facility including the Service, by the non-bulk bill prices of such level of service.

                  (f) Airline Distribution. Affiliate shall be entitled to distribute the Service to private aircraft at License Fees calculated according to this Agreement (i.e., based on the number of Service Subscribers attributed to such aircraft). Affiliate shall be entitled to distribute the Service to commercial aircraft on substantially the same financial terms and conditions as Affiliate distributes other basic cable network programming. Programmer acknowledges and agrees that Affiliate may not receive payment for such distribution of the Service to commercial aircraft, and in such case, no License Fees shall be owed by Affiliate to Programmer with respect thereto.

         3. Format for Service. Programmer shall make two (2) minutes per hour available in the schedule of the Service (such available time defined as "Avails") for commercial or other announcements to be used by Affiliate or by third parties identified by Affiliate, and shall provide Affiliate with reasonable advance notice thereof, provided that for those occasionally occurring programs on the Service in which there is available to Programmer no, or less than two (2) minutes per hour of, commercial announcement time, Programmer will not make any of such commercial announcement time available to Affiliate during such hours. The Avails provided by Programmer to Affiliate shall be no less favorable, in terms of scheduling, availability, length and so forth, than those provided to any Other Distributor of the Service. If the total amount of commercial announcement time on the Service (not including time allocated to Affiliate hereunder) increases to more than fourteen (14) minutes per hour, the commercial announcement time made available to Affiliate shall increase by fifty percent (50%) of such increase and every increase thereafter (e.g. if Programmer increases the total amount of commercial announcement time on the Service above the foregoing maximum by sixty (60) seconds, Affiliate will receive thirty (30) seconds of such additional commercial announcement time). Programmer shall properly "tone switch", using industry recognized equipment, via inaudible signals, all commercial announcement minutes to enable Affiliate to insert its commercial announcements. Affiliate shall insert its authorized commercial or other announcements only in the positions and at the times which Programmer designates via cue tones and without interruption of any program of the Service. Affiliate shall be solely responsible for all materials inserted by Affiliate within the Service, and, subject to Section 8, shall fully indemnify and hold Programmer harmless from and against any and all claims and costs arising out of or related to the content of Affiliate's Avails pursuant to this
Section 3. Affiliate agrees that it shall not provide any commercial or other announcements which do not comply with applicable governmental codes or Programmer's reasonable policies and practices and, in each case, of which Affiliate has actual knowledge.



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         4. Marketing and Promotion.

                  (a) Packaging. Affiliate shall include the Service in Affiliate's "Family Package" (or any successor package thereto), which is Affiliate's tier of at least five (5) family-oriented programming services, or as part of a more widely-distributed package at DIRECTV's sole discretion, as well as such other additional program packages (residential or otherwise) as Affiliate may determine in its sole discretion. In addition to offering the foregoing package(s), Affiliate may also offer the Service on an la carte basis.

                  (b) Programmer's Sales and Marketing Materials. Programmer shall provide Affiliate, upon Affiliate's request, with promotional and marketing advice for purposes of Affiliate's marketing of the Service. Programmer shall promptly provide Affiliate, upon the same terms as provided to any Other Distributor, with any and all promotional, marketing or other related or similar materials of (or related to) the Service which it produces or generally makes available to such Other Distributor. If Affiliate shall request additional such materials, then Programmer shall promptly provide such materials to Affiliate and Affiliate shall reimburse Programmer for the actual costs thereof Subject to Section 2(d) above, Affiliate acknowledges that Programmer may occasionally develop targeted marketing campaigns for one or more Other Distributors, which Programmer will not be required to provide to Affiliate under this subsection.

                  (c) Cooperative Marketing Funds. Programmer shall pay or reimburse to Affiliate, on a quarterly basis, up to fifteen percent (15%) of gross revenues from the License Fees paid to Programmer under Section 2(b) for the prior year, as reimbursement for the expenses incurred by Affiliate during such prior year as national support for marketing, advertising and promoting the Service. Such payment shall be made within thirty (30) days after the date Affiliate has delivered to Programmer documentation evidencing the amount and nature of any such expenditures. Where an expenditure of Affiliate has been made for more than one programming service, an equitable allocation of such expenditure shall be made by Affiliate based on dividing the amount of the expenditure by the number of services marketed, promoted or advertised by such expenditure.

                  (d) Launch Support Fee. Programmer shall pay to Affiliate a one-time, upfront national marketing/launch support payment (the "Launch Fee") of Five Hundred Thousand Dollars ($500,000) in support of the launch of the Service and the "Family Package" platform, such Launch Fee to be paid within fifteen (15) days after the Service Commencement Date.

                  (e) Access to Talent. During the Term, to the extent permitted by the terms of any talent agreements between Programmer and the applicable talent, Programmer will provide access to talent/performers appearing on the Service, at no cost to either Affiliate or Programmer, for promotional activities (including on-air promotional spots and print advertising) to promote the Service and the DIRECTV "Family Package" platform.



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                  (f) Programmer Marketing Plan. In addition to any other
marketing commitments set forth herein, Programmer agrees that it shall provide marketing, promotion and advertising in support of the Service ("Marketing Support") and the DIRECTV "Family Package" platform. The parties shall negotiate in good faith a detailed marketing plan. Programmer agrees that the monetary value of the Marketing Support that Programmer shall provide to Affiliate shall equal at least One Million Dollars ($1,000,000) per year for a three (3) year period commencing on the Service Commencement Date and continuing through the third anniversary thereof.

                  (g) Dealer Showroom Accounts. Affiliate shall be entitled to authorize agents authorized to sell Affiliate's programming services, including without limitation, consumer electronic equipment dealers, TVRO dealers, telephone companies, private cable companies, direct sales agents, and other agents to receive the Service for the sole purpose of demonstrating to their potential retail customers the functioning of satellite reception equipment and Affiliate's services, including the Service. Such agents shall not be deemed Service Subscribers, and therefore, no License Fees shall be payable for distribution of the Service in such manner to such agents.

                  (h) VIP Accounts. During the Term of the Agreement, Affiliate shall be entitled to authorize "VIP" subscriber accounts for Affiliate's employees, key customers, vendors to receive the Service; provides the number of such VIP accounts shall not exceed 0.25% of total DIRECTV Subscribers and such VIP accounts are not charged for any other cable programming services. Such VIP accounts shall not be deemed Service Subscribers, and therefore, no License Fees shall be payable for such VIP accounts. During the Term of the Agreement, Affiliate shall provide to Programmer authorization of up to fifteen (15) VIP accounts for Affiliate's "Total Choice" package (or a successor package selected by Affiliate) as well as the "Family Package" programming tier, to be distributed by Affiliate without charge by Programmer, provided, however, Programmer acknowledges and agrees that such accounts shall be allocated solely without charge, to Programmer's affiliates and employees, and Programmer shall be responsible for all hardware and installation costs associated with such accounts, and all charges other than those related to the applicable Total Choice or successor package.

                  (i) Free Preview. Affiliate shall have the right, from time to time, as part of marketing and sales promotions for Affiliate's services, to offer the Service free of charge to current subscribers to the "Total Choice" package or other programming package (and not to the "Family Package") or potential Service Subscribers for up to ninety (90) days in any year, or to provide other promotional programs (including rebates, coupons or gift certificates) that effectively allow Service Subscribers or potential Service Subscribers to receive the Service without charge for one month or more (all such promotions, "Free Promotions"). Affiliate shall not be obligated to pay any License Fees for Service Subscribers who are receiving such Free Promotions, during such Free Promotion with respect to each Service Subscriber.



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                  (j) Enhanced Video/Interactive Programming. Affiliate shall have the right to retransmit, over the DBS Satellites, any and all of the following promptly upon Programmer making such content available to any Other Distributor pursuant to the terms that are at least as favorable to Affiliate as those terms given to the Other Distributor: (i) data and informational enhancements to the programming contained in or delivered along with the Service, as a continuous stream of information and data (or otherwise) and designed to augment the programming contained in the Service ("Enhanced Video Content"); and (ii) Web pages from Programmer's web site(s) to Affiliate's customer's hard drives whether accessed via such customer's set-top boxes or otherwise ("Web Caching", and together with the Enhanced Video Content and other interactive services offered by Programmer, the "Interactive Services"). Programmer agrees that it shall make the Enhanced Video Content and the Web Caching available to Affiliate on terms that are at least as favorable to Programmer as those given to any Other Distributor. In addition, if Programmer is developing such interactive services, Programmer shall consult with Affiliate with respect to the transmission technology interface that may be needed by Affiliate or DIRECTV Subscribers in order to receive the Interactive Services. Programmer shall utilize "industry standard" technologies with respect to the delivery and reception of such Interactive Services.

                  (k) Website Links. Each of Affiliate and Programmer shall use commercially reasonable efforts to provide "hot links" to each other's web sites.

         5. Representations, Warranties and Covenants.

                  (a) By Affiliate. Affiliate warrants, represents and covenants to Programmer that it:

                        (i) is in compliance with and will comply with all material Laws with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto;

                        (ii) has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

                        (iii) shall distribute the Service in the Territory in accordance with and subject to the terms and conditions set forth in this Agreement;

                        (iv) shall (A) arrange and pay for reception of the Service (excluding any authorization fees) from the U.S. domestic communications satellite from time-to-time designated by Programmer to Affiliate with Affiliate's approval of such designation ("Programmer's U.S. Satellite"); and
(B) acquire and maintain, at Affiliate's sole expense, any equipment, including, without limitation, backup or reserve descramblers, which may be necessary to decode and unscramble the signal(s) for the Service;



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                                                               Execution Version


                        (v) shall not, without Programmer's consent, knowingly authorize or cause or knowingly permit any portion of the Service to be recorded, duplicated, cablecast, exhibited or otherwise used (except on a videocassette recorder or other home or personal taping device for private, noncommercial use) for any purpose other than for distribution by Affiliate at the time the same is made available;

                        (vi) shall not, without Programmer's prior written approval, use the name of or logo for "Odyssey" or the names, titles or logos of the Service or any of its programs, or the names, voices, photographs, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, for any purpose other than in material intended to advise DIRECTV Subscribers or potential DIRECTV Subscribers of the availability and scheduling of the Service or as a channel identifier. The restrictions set forth in this Section 5(a)(vi) shall apply only to the extent they are applied by Programmer uniformly with respect to all of its distributors of the Service, and shall not apply if Affiliate has received a valid authorization from a third party for any of the uses described in this
Section 5(a)(vi); and

                        (vii) has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement; and

                        (viii) the obligations created by this Agreement, in so far as they purport to be binding on Affiliate constitute legal, valid and binding obligations of Affiliate enforceable in accordance with their terms.

                  (b) By Programmer. Programmer warrants, represents and covenants to Affiliate that:

                        (i) it is in compliance with and will comply with all material Laws with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 (as may be amended and any successor, replacement or similar Law or statute) and any and all regulations issued pursuant thereto;

                        (ii) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder and once executed this Agreement shall constitute a valid and binding agreement of Programmer enforceable in accordance with its terms;

                        (iii) it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

                        (iv) it has obtained or will obtain all necessary trademarks, copyrights, licenses and any and all other proprietary intellectual property and other use rights

                                                               Execution Version


necessary in connection with, and for Affiliate's distribution of, the Service (including without limitation, the right to use the name of or logo for "Odyssey Network" or the names, titles or logos of the Service or any of its programs, or the names, voices, photographs, music, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof) and to perform its obligations hereunder and grant the rights granted pursuant to Section 1;

                        (v) it shall not, without Affiliate's prior written approval, use the name or logo for "DIRECTV" or other names and logos owned or controlled by Affiliate (and its Affiliated Companies as defined in Section 8 below) without the prior written consent of Affiliate;

                        (vi) there are no (and it covenants that it shall not enter into directly or indirectly, allow or otherwise permit any) affiliation, distribution or any other agreements, whether written or oral, granting to distributors and/or any other third party, person or entity any form or type of exclusive or other rights that would limit or restrict in any way Affiliate's rights to distribute the Service in the Territory pursuant to this Agreement; and

                        (vii) The obligations created by this Agreement, in so far as they purport to be binding on Programmer constitute legal, valid and binding obligations of Programmer enforceable in accordance with their terms.

         6. Term; Termination.

                  (a) Term; Extension; Service Commencement Date. The term of this Agreement shall be for the period commencing on the date hereof and ending on the earlier of the following: (i) commencement of the Term of the Affiliation Agreement for DBS Satellite Exhibition of Cable Networking Programming between Programmer and Affiliate, dated as of August 20, 2001; or (ii) the sixth anniversary of the Service Commencement Date (the "Term"). The "Service Commencement Date" means the earlier of (i) the date on which Affiliate commences distribution of the Service over a DBS Satellite for revenue-generating purposes, as determined by Affiliate in its sole discretion; or (ii) the launch date of Affiliate's "Family Package". If the Service Commencement Date has not occurred by December 31, 2000, Programmer may, in its sole discretion, terminate this Agreement.

                  (b) Termination for Breach, Bankruptcy; Discontinuance of Business. This Agreement may be terminated by either party (the "Affected Party"), in its discretion, at any time after any of the following occurrences, except as provided in this Agreement, with respect to the other party (the "Other Party"):

                        (i) the failure by the Other Party, its successors or assigns to perform any material obligation hereunder which is not cured within thirty (30) days after receipt of written notice thereof from the Affected Party or as to which reasonable steps to cure have not been commenced within such period (or are not thereafter diligently pursued and completed within an additional thirty (30) days);

                                                               Execution Version


                        (ii) the filing of a petition in bankruptcy or for reorganization by or against the Other Party under any bankruptcy act; the assignment by the Other Party for the benefit of its creditors, or the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of the Other Party's property, and the order of appointment is not vacated within thirty (30) days; or the assignment or encumbrance by the Other Party of this Agreement contrary to the terms hereof; or

                        (iii) if Affiliate discontinues operation of the DBS Distribution System, or Programmer discontinues operation and distribution of the Service, in either which case neither party shall have any further liability to the other.

                  (c) Termination by Affiliate. Affiliate may, subject to a sixty (60) day cure period pursuant to the terms set forth in Section 6(b)(i), terminate this Agreement upon ninety (90) days' prior written notice to
Programmer:

                        (i) if at any time the general quality and quantity of programming (including, without limitation, the percentage of broadcast time during which new seasonal material is presented) on the Service materially changes from that existing as of the date of this Agreement, or the genre of programming materially changes from that described in Section 1(b) and existing on the date of this Agreement; or

                        (ii) in the event that a transfer or sale by Programmer does not comply with Section 11 below.

                  (d) Force Majeure. Notwithstanding any other provision in this Agreement, neither Programmer nor Affiliate shall have any liability to the other or any other person or entity with respect to any failure of Programmer or Affiliate, as the case may be, to transmit or distribute the Service or perform its obligations hereunder if such failure is due to any failure or degradation in performance of Programmer's U.S. Satellite or the DBS Satellite(s) or transponders on such satellites (as applicable) or of the DBS Distribution System (in which case, Affiliate shall be excused from its distribution obligations under this Agreement), or of any scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, Affiliate's automated billing and authorization system), any failure at the origination and uplinking center used by Programmer or Affiliate, any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Programmer or Affiliate (financial inability excepted), as the case may be (a "Force Majeure"), and such non-performance shall be excused for the period of time such failure(s) causes such non-performance; provided, however, that if Affiliate determines in its sole discretion that it is commercially or technically unfeasible to cure a Force Majeure with respect to the DBS Distribution System or DBS Satellite and so notifies Programmer, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Services may at any given time be uplinked to only one of several DBS Satellites, failure or degradation in any of such DBS Satellites may require Affiliate to reduce the number of

                                                               Execution Version


programming services available for allocation among all of the DBS Satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by Affiliate, at Affiliate's sole discretion, provided that in connection with such determination, Affiliate will accord good faith consideration to Programmer's relationship with Affiliate and the parties' mutual interest. Accordingly, Programmer further acknowledges and agrees that the provisions set forth in the first sentence of this Section 6(d) shall apply and shall exculpate Affiliate and excuse the performance of Affiliate hereunder in the event of a failure or degradation of any of the DBS Satellites or the transponders on any such satellites, regardless of whether the satellite to which the Service is uplinked at the time of such failure or degradation is itself the subject of such failure or degradation.

                  (e) Survival. Termination of this Agreement pursuant to this
Section 6 shall not relieve either party of any of its liabilities or obligations under this Agreement, including without limitation those set forth below in Section 8, which shall have accrued on or prior to the date of such termination.

         7. Separate Entities. No officer, employee, agent, servant or independent contractor of either party hereto or their respective subsidiaries or affiliates shall at any time be deemed to be an employee, servant or agent of the other party for any purpose whatsoever, and the parties shall use commercially reasonable efforts to prevent any such misrepresentation. Nothing in this Agreement shall be deemed to create any joint venture, partnership or principal-agent relationship between Programmer and Affiliate, and neither shall hold itself out in its advertising or in any other manner which would indicate any such relationship with the other.

         8. Indemnification; Limitation of Liability.

                  (a) By Programmer. Programmer shall indemnify, defend and hold harmless each of Affiliate, its Affiliated Companies (as defined below), Affiliate's contractors, subcontractors and authorized distributors and the directors, officers, employees and agents of Affiliate, such Affiliated Companies and such contractors, subcontractors and distributors (collectively, the "Affiliate Indemnitees") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' and expert's fees) incurred in connection with any claim against any of the Affiliate Indemnitees arising out of (i) Programmer's breach of any provision of this Agreement, (ii) material or programming supplied by Programmer pursuant to this Agreement, including any Interactive Services, and distributed by Affiliate in accordance with this Agreement, (iii) the distribution or cablecast of any programming of the Service which violates or requires payment for use or performance of any copyright, right of privacy or literary, music performance or dramatic right, (iv) Programmer's advertising and marketing of the Service, and/or (v) any other materials, including advertising or promotional copy, regarding the Service, supplied or expressly approved by Programmer. Notwithstanding the foregoing, if the law requires that the distributor obtain music performance licenses for the Service separately from the programmer, Programmer shall not be responsible for obtaining such license nor will Programmer indemnify Affiliate for any costs associated with the failure to have such a license. If the only music

                                                               Execution Version


performance rights licenses available to Affiliate (after good faith negotiations by Programmer for a non-income based license) are based upon distributors' incomes, Programmer will indemnify Affiliate for such music performance license(s) (except to the extent that any breach of the license is based upon a misstatement of Affiliate's income), and the parties shall negotiate in good faith for an equitable division of the license payments. In addition, Programmer shall pay and hold the Affiliate Indemnitees harmless from any federal, state, or local taxes or fees which are based upon revenues derived by, or the operations of, Programmer. As used in this Section 8, "Affiliated Company(ies)" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such person or entity and any member, director, officer or employee of such person or entity.

                  (b) By Affiliate. Affiliate shall indemnify and hold harmless each of Programmer, its Affiliated Companies, Programmer's contractors, subcontractors and authorized distributors, each supplier to Programmer of any portion of the Service hereunder and each participant therein and the directors, officers, employees and agents of Programmer, such Affiliated Companies, such contractors, subcontractors and distributors and such suppliers and participants therein (collectively, the "Programmer Indemnitees") from, against and with respect to any and all claims, damages, liabilities, costs and expenses (including reasonable attorneys' and experts' fees) incurred in connection with any claim against the Programmer Indemnitees arising out of (i) Affiliate's breach of any provision of this Agreement, (ii) the distribution by Affiliate of the Service, including, without limitation, the insertion of commercial or other announcements pursuant to Section 3 hereof (except with respect to claims relating to the content of the Service for which Programmer is solely responsible pursuant to Section 8(a)(ii) and Section 8(a)(iii)), (iii) Affiliate's advertising and marketing of the Service (except with respect to such advertising and marketing materials or content supplied or approved by Programmer), and (iv) any other materials, including advertising or promotional copy, supplied or approved by Affiliate. In addition, Affiliate shall pay and hold Programmer harmless from any federal, state, or local taxes or fees, including any fees payable to local franchising authorities, which are based upon revenues derived by, or the operations of, Affiliate.

                  (c) Survival. Termination of this Agreement shall not affect the continuing obligations of each of the parties hereto as indemnitors hereunder. The party wishing to assert its rights set forth in this Section 8 shall promptly notify the other of any claim or legal proceeding with respect to which such party is asserting such right. Upon the written request of an indemnitee, the indemnitor will (1) assume the defense of any claim, demand or action against such indemnitee and/or (2) allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor's prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.

                  (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS
AGREEMENT:

                                                               Execution Version


                           (1) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY
INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER, WHETHER BASED ON NEGLIGENCE OR OTHERWISE.

                           (2) IN NO EVENT SHALL ANY PROJECTIONS, FORECASTS,
ESTIMATIONS OF SALES AND/OR MARKET SHARE OR EXPECTED PROFITS, OR OTHER ESTIMATIONS OR PROJECTIONS BY AFFILIATE OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES, REGARDING OR RELATED TO AFFILIATE'S DBS BUSINESS BE BINDING AS COMMITMENTS OR, IN ANY WAY, PROMISES BY AFFILIATE.

         9. Notices. Except as set forth below, all notices hereunder shall be in writing and delivered by hand or sent by certified mail, return receipt requested, fax, or by an overnight delivery service to the receiving party at its address set forth above or as otherwise designated by written notice. Notice to Programmer shall be provided as follows:

If by mail, overnight,
facsimile or              Crown Media United States, LLC
personal delivery:        12700 Ventura Boulevard, Suite 2000
                          Studio City, California 91604
                          Attention:  Chief Operating Officer
                          Fax: (818) 755-2474
                          cc:  Senior Vice President, Network Distribution
                                and Service
                          Fax: (818) 755-2625
                          Senior Vice President, Business & Legal Affairs
                          Fax: (818) 755-2461

Notice to Affiliate shall be provided as follows:

If by mail                DIRECTV, Inc.
or facsimile:             P.O. Box 92424
                          Los Angeles, California 90009
                          Attention:  Senior Vice President, Programming
                          Fax: (310) 535-5426
                          cc: General Counsel
                          Fax: (310) 726-4991

If by overnight or        DIRECTV, Inc.
personal delivery:        2230 East Imperial Highway
                          El Segundo, California 90245
                          Attention:  Senior Vice President, Programming
                          cc: General Counsel

                                                               Execution Version


Notice given by mail shall be considered to have been given five (5) days after the date of mailing, postage prepaid certified or registered mail. Notice given by facsimile machine shall be considered to have been given on the date receipt thereof is electronically acknowledged. Notice given by an overnight delivery service shall be considered to have been given on the next business day.

         10. Waiver. The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. All rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

         11. Binding Agreement; Assignment. Subject to Affiliate's rights under
Section 6(c)(ii), this Agreement shall be binding upon the parties hereto and their respective successors and assigns, except that it may not be assigned by transfer, by operation of law or otherwise, without the prior written consent of the non-transferring party, which shall not be unreasonably withheld or delayed; provided, however, that either Programmer or Affiliate may assign its rights and obligations under this Agreement without such consent, including without limitation, Affiliate's right to distribute the Service (i) to an Affiliated Company or to a successor entity whether by sale of assets, merger or otherwise;
(ii) to a third party as part of preparing to go or going public or as part of a merger, consolidation or sale of all or substantially all of a party's assets or
(iii) to a third party, provided the transferring party remains primarily liable for the performance of such third party's obligations hereunder.

         12. Laws of California. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be fully performed therein by residents of the State of California, except to the extent that the parties' respective rights and obligations are subject to mandatory local, State and Federal laws or regulations.

         13. Entire Agreement and Section Headings. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof. This Agreement shall not be modified other than in a writing, signed by each of the parties hereto. The section headings hereof are for the convenience of the parties only and shall not be given any legal effect or otherwise affect the interpretation of this Agreement.

         14. Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that a restriction contained in this Agreement shall be unenforceable because of the extent of time or geography, such restriction shall be deemed amended to conform to such extent of time and/or geography as such court shall deem reasonable.

                                                               Execution Version


         15. Confidentiality. The parties agree that they and their employees have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports or information of all kinds, whether oral or written, acquired or devised or developed in any manner from the other party's personnel or files (the "Confidential Information"), and that they have not and will not reveal the same to any persons not employed by the other party except: (A) at the written direction of the other party; (B) to the extent necessary to comply with the law or the order of a court of competent jurisdiction, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with any arbitration proceeding; (C) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, and such parent company, auditors and attorneys agree to be bound by the provisions of this Section 15; (D) in order to enforce any of its rights pursuant to this Agreement; (E) to the NRTC, potential investors, insurers, and financing entities; provided, however, that such person described above agrees to be bound by the provisions of this Section 15; or (F) if at the time of disclosure the Confidential Information is in the public domain through no fault of the disclosing party. Promptly after the date set forth in the first sentence of this Agreement, the parties shall use their best reasonable efforts to agree upon a mutually acceptable press release with respect to the parties' general business relationship under this Agreement and to jointly issue and release such press release at a date mutually agreed upon. During the Term, neither party shall issue an independent press release with respect to this Agreement or the transactions contemplated hereby without consulting with the other party and obtaining the prior written consent of the other party.

         16. Inadequacy of Money Damages.

                  Programmer and Affiliate hereby acknowledge and agree that Affiliate's distribution and marketing of the Service pursuant to the terms and conditions contained herein are of the essence of this Agreement. Affiliate further acknowledges and agrees that such carriage and marketing requirements, subject to Force Majeure and other conditions of this Agreement, are special and unique, and that Programmer would not be adequately compensated by the payment of money damages in the event that Affiliate failed to comply with any of such requirements and Programmer shall be entitled to specific performance of such requirements. Programmer further acknowledges and agrees that the grant of rights to Affiliate hereunder are special and unique, and that Affiliate would not be adequately compensated by the payment of money damages in the event that Programmer failed to comply with any of its obligations under this Agreement, including without limitation, providing access to any Service programming to Affiliate, as required hereunder and Affiliate shall be entitled to specific performance of such obligations.

         17. Cessation of Program Distribution.

                  (a) If Affiliate determines that its provision of any Service programming

                                                               Execution Version


violates any Law, then, following written notice to Programmer, Affiliate may cease distributing such programming to the extent, but only to the extent, necessary and for the time necessary, as reasonably determined by Affiliate, to prevent such violation of Law from continuing. However, if a bona fide dispute exists between Programmer and Affiliate as to whether a violation of any Law has occurred, Affiliate shall not cease distributing such programming unless Affiliate has received either (i) notice of and delivers a copy (if the action is in written form) to Programmer of an Indictment (as defined below), or a threat of any such Indictment, from any entity with jurisdiction or claiming to have jurisdiction to enforce such Law, alleging or stating that the provision of such programming is or could be a violation of such Law, or (ii) an opinion letter to Affiliate from outside counsel that may be retained by Affiliate stating that, in its opinion, the distribution of such programming appears to be or could be found to be in violation of any Law that is currently being, is threatened to be, or there exists a material likelihood will be, enforced. Furthermore, if Affiliate ceases to distribute such programming and if a bona fide dispute exists as to whether a violation of such Law has occurred, then Programmer shall have the immediate right to seek a temporary restraining order (as its sole and exclusive remedy prior to any final judicial order), on notice of four (4) hours or more to Affiliate, to prevent the cessation of such program distribution based on the non-existence of any such violation of such Law. Affiliate shall be entitled to oppose Programmer's attempts to obtain any such injunctive relief, including any temporary restraining order, but hereby agrees to the following:

                           (i) Affiliate will not contest the jurisdiction of,
or the venue of, any action brought by Programmer in a federal district court sitting in the Central District Court of California;

                           (ii) for a period of five (5) consecutive days after
such cessation of program service by Affiliate, Affiliate will make itself available to accept service by telecopy or personal delivery on a 24-hour-a-day basis; and

                           (iii) if Programmer is seeking a temporary
restraining order, Affiliate will not challenge the sufficiency of notice from Programmer of an impending hearing if such notice is served at least four (4) hours before the scheduled court hearing.

As used herein, "Indictment" shall mean an indictment, summons, cease and desist order, or other similar order or filing.

         18. Survival of Representations and Warranties. All representations and warranties contained herein or made by the parties, and each of them, in connection herewith shall survive any independent investigation made by either party.

         19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. The parties also agree that this Agreement shall be binding upon the faxing by each party of a signed signature page thereof to the other party. If such a faxing occurs, the parties agree that they will each also immediately post, by Federal Express, a fully executed original counterpart of the Agreement to the other party.

                                                               Execution Version


         20. Dispute Resolution and Arbitration.

                  (a) Initial Dispute Resolution Procedures. Any dispute or disagreement between Programmer and Affiliate arising out of this Agreement shall be resolved according to the following dispute resolution procedure:
First, such dispute shall be addressed to each party's project manager (or equivalent level manager) for discussion and attempted resolution. If any such dispute cannot be resolved by such project managers within five (5) business days from the date that either party gives notice that such dispute or disagreement exists, then such dispute shall be immediately referred to the appropriate, respective vice presidents (or equivalent level person) for discussion and attempted resolution.

                  (b) Arbitration Procedures. If a dispute cannot be resolved to the mutual satisfaction of both parties within five (5) business days (or such longer period as may be mutually agreed upon) after the second-tier referral described in Section 20(a), such dispute shall be referred to arbitration in Los Angeles, California before three arbitrators in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association, in effect on the date that notice of such dispute was originally given. The three arbitrators shall be appointed as follows: Each party may select one arbitrator and, thereafter these two shall select the third and final arbitrator. If the two selected arbitrators cannot agree upon the third arbitrator within five (5) days of their selection, then the third and final arbitrator shall be selected by and according to the Arbitration Rules. Once appointed, the arbitrators shall appoint a time and place for a pre-hearing status conference not more than fourteen (14) days from the date of their appointment, and shall appoint a time and place for a final hearing not more than forty-five (45) days from the date of the status conference. The final hearing shall conclude no later than thirty (30) days after its commencement. The party that demands arbitration of the unresolved dispute or disagreement shall specify in writing the matter to be submitted to arbitration. The arbitrators shall render a single written decision setting forth an award and stating with reasonable detail the reasons for the decision reached. Any cash component of the award shall be payable in United States dollars through a bank in the United States. Each party shall bear its own cost of preparing for and presenting its case; and the cost of arbitration, including the fees, and expenses of the arbitrators will be shared equally by the parties.

                  (c) Enforcement. The arbitration award shall be final and binding upon the parties and may be confirmed by the judgment of any court having appropriate jurisdiction, including without limitation California.

                  (d) Injunctive Relief. Notwithstanding the forgoing, but subject to Subsection 20(a) above, neither Programmer nor Affiliate shall be bound by the foregoing dispute resolution and/or arbitration procedures in this
Section 20 in the event that it seeks preliminary or interim injunctive or other equitable relief.

                                                               Execution Version


         IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                       DIRECTV, INC.


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------



                                       CROWN MEDIA UNITED STATES, LLC


                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------

                                    EXHIBIT A

                              PROGRAMMING SCHEDULE

                                    EXHIBIT B

                             PROGRAMMER'S RATE CARD




         YEAR                                         LICENSE FEE*

         2000                                            $0.00
         2001                                            $0.00
         2002                                            $0.00
         2003                                            $0.12
         2004                                            $0.135
         2005                                            $0.15
         2006                                            $0.16



         * The License Fee shall be $0.00 for the three (3) year period commencing on the Service Commencement Date and continuing through the third anniversary of the Service Commencement Date. Commencing on the date that immediately follows the third anniversary of the Service Commencement Date, the License Fee shall be as set forth above for the applicable year.